Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE, dated as of May 23, 2025 (the “First Supplemental Indenture”), is entered into among Rocket Lab USA, Inc., a Delaware corporation (the “Company”), Rocket Lab Corporation, a Delaware corporation (“Holdco”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”).
WHEREAS, the Company and the Trustee entered into an indenture, dated as of February 6, 2024 (the “Indenture”), between the Company and the Trustee, providing for the issuance of the 4.250% Convertible Senior Notes due 2029 (the “Notes”);
WHEREAS, on May 23, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Holdco and Rocket Lab Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”);
WHEREAS, pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Holdco (the “Merger”);
WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), among other things, each share of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into one share of common stock, par value $0.0001 per share, of Holdco (“Holdco Common Stock”, each such share of Holdco Common Stock, a “Reference Property Unit”);
WHEREAS the Effective Time will occur concurrently with the execution of this First Supplemental Indenture;
WHEREAS, the Merger does not constitute a Fundamental Change or a Make-Whole Fundamental Change;
WHEREAS, the Merger constitutes a Common Stock Change Event;
WHEREAS, pursuant to Section 5.09 of the Indenture, at or before the effective time of a Common Stock Change Event, the Company and Holdco are required to execute and deliver to the Trustee a supplemental indenture that will (i) provide for subsequent conversions of Notes in the manner set forth in Section 5.09 of the Indenture, (ii) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.05(A) of the Indenture in a manner consistent with Section 5.09 of the Indenture, and (iii) contain such other provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of Section 5.09(A) of the Indenture;
WHEREAS, Holdco wishes to fully and unconditionally guarantee all of the obligations of the Company under the Notes and the Indenture (the “Guarantee”);
WHEREAS, Section 8.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder by entering into supplemental indentures pursuant to, and in accordance with, Section 5.09 of the Indenture in connection with a Common Stock Change Event;
WHEREAS, Section 8.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder to add guarantees with respect to the Company’s obligations under the Indenture or the Notes; and
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WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. All capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.
ARTICLE II
MODIFICATIONS EFFECT OF MERGER
Section 2.01 Conversion Right. Pursuant to Section 5.09 of the Indenture, as a result of the Merger:
(a) from and after the Effective Time, (i) the Conversion Consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 5 of the Indenture (or in any related definitions) were instead a reference to the same number of Reference Property Units, with each such Reference Property Unit consisting of one share of Holdco Common Stock; (ii) for purposes of Section 4.03 of the Indenture, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (iii) for purposes of the definitions of “Fundamental Change” and “Make-Whole Fundamental Change,” references to “Common Stock” and the Company’s “common equity” will be deemed to refer to mean the Holdco Common Stock;
(b) the definition of “Common Stock” means Holdco Common Stock, subject to Section 5.09 of the Indenture, as supplemented by this First Supplemental Indenture; and
(c) the provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Conversion Price,” “Conversion Rate,” “Last Reported Sale Price,” “Market Disruption Event”, “Scheduled Trading Day,” and “Trading Day” and (ii) the provisions of Article 5 of the Indenture, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into the Reference Property.
Section 2.02 Anti-Dilution Adjustments. As and to the extent required by Section 5.09(A) of the Indenture, the Conversion Rate shall be subject to anti-dilution and other adjustments with respect to the Reference Property constituting Holdco Common Stock that shall be as nearly equivalent as is possible to the adjustments provided for in Section 5.05(A) of the Indenture.
Section 2.03 Repurchase of Notes at Option of Holders. References to the “Company” in the definition of “Fundamental Change” in Section 1.01 of the Indenture shall instead be references to “Holdco”. Except as amended hereby, the purchase rights set forth in Section 4.02 of the Indenture shall continue to apply.
Section 2.04 Holdco to Provide Holdco Common Stock. Holdco hereby irrevocably and unconditionally agrees to be bound by the terms of the Indenture applicable to it and to issue shares of Holdco Common Stock as necessary to satisfy the Company’s obligations with respect to any Notes validly surrendered for conversion pursuant to Article 5 of the Indenture.
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ARTICLE III
GUARANTEE
Section 3.01 Guarantee. (a) Holdco hereby unconditionally guarantees to each Holder of Notes and to the Trustee and its successors and assigns, (i) the full and punctual payment when due of all monetary obligations of the Company under the Indenture and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture. Holdco further agrees that its obligations hereunder shall be unconditional, irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Company (except to the extent such judgment is paid) or any waiver or amendment of the provisions of the Indenture or the Notes to the extent that any such action or any similar action would otherwise constitute a legal or equitable discharge or defense of Holdco (except that such waiver or amendment shall be effective in accordance with its terms).
(a) Holdco further agrees that its Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.
(b) Holdco further agrees to waive presentment to, demand of payment from and protest to the Company of its Guarantee, and also waives diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for nonpayment, the filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, and all other defenses based on suretyship. The obligations of Holdco shall not be affected by any failure or delay on the part of the Trustee to exercise any right or remedy under the Indenture or the Notes.
(c) The obligation of Holdco to make any payment hereunder may be satisfied by causing the Company to make such payment. If any Holder of any Note or the Trustee is required by any court or otherwise to return to the Company or Holdco or any custodian, trustee, liquidator or other similar official acting in relation to the Company or Holdco any amount paid by either of them to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(d) (i) Upon the satisfaction and discharge of the Indenture in accordance with Article 9 thereof or (ii) upon the occurrence of a transaction that results in the Company no longer being a Subsidiary of Holdco or that constitutes a sale of all or substantially all assets of the Company to a Person that is not a Subsidiary of the Company, Holdco will be released and relieved of any obligations under the Guarantee.
ARTICLE IV
ACCEPTANCE OF FIRST SUPPLEMENTAL INDENTURE
Section 4.01 Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.01 Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall become effective as of the Effective Time.
Section 5.02 Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company, Holdco and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. All the provisions of this First Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
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Section 5.03 Indenture Remains in Full Force and Effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this First Supplemental Indenture, shall remain in full force and effect and is in all respects confirmed and preserved.
Section 5.04 Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions of this First Supplemental Indenture
Section 5.05 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this First Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.
Section 5.06 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF HOLDCO, THE COMPANY AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED BY THIS FIRST SUPPLEMENTAL INDENTURE.
Section 5.07 Severability. If any provision of this First Supplemental Indenture is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this First Supplemental Indenture will not in any way be affected or impaired thereby.
Section 5.08 No Personal Liability of Directors, Officers, Employees or Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company or Holdco, as such, will have any liability for any obligations of the Company or Holdco under this First Supplemental Indenture, the Guarantee or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder waives and releases all such liability.
Section 5.09 Trustee Makes No Representation. The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this First Supplemental Indenture; and (B) responsible for any statement or recital in this First Supplemental Indenture or any other document relating to this First Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.
ROCKET LAB USA, INC.
By:    /s/ Adam Spice
Name: Adam Spice
Title: Chief Financial Officer
ROCKET LAB CORPORATION
By:    /s/ Adam Spice
Name: Adam Spice
Title: Chief Financial Officer
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:    /s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

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